CARBON DIOXIDE PURCHASE AND SALE AGREEMENT
THIS CARBON DIOXIDE PURCHASE AND SALE AGREEMENT (this “Agreement”) is made this 16th day of April, 2010, between Lincolnway Energy, LLC (“Lincolnway”) and EPCO Carbon Dioxide Products, Inc. (“EPCO”). LINCOLNWAY and EPCO may collectively be referred to herein as the “Parties” or individually as a “Party”.
WHEREAS, LINCOLNWAY operates an ethanol plant in Nevada, Story County, Iowa which produces as a byproduct CO2 Gas (as that term is defined in Section l(b) below); and
WHEREAS, it is the intention of the Parties that LINCOLNWAY provide CO2 Gas from the Plant (as that term is defined in Section 1(a) below) for use by EPCO in the EPCO Plant (as that term is defined in Section 1(d) below) on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the forgoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows, superseding all prior agreements:
1.Definitions:
(a)Plant The ethanol plant located on the premises of LINCOLNWAY in Nevada, Story County, Iowa.
(b)CO2 Gas The raw carbon dioxide gas produced as a by product of the production of ethanol at the Plant.
(c)Contract Year Each consecutive twelve (12) month period during the term hereof, with the first such twelve (12) month period to begin on the Production Commencement Date (as that term is defined below).
(d)EPCO Plant The CO2 Gas liquefaction plant to be constructed by EPCO on the Site (as that term is defined below).
(e)Flow Rate The rate of flow of CO2 Gas from the Plant to the Matchpoint (as that term is defined below).
(f)Lease Agreement. The NonExclusive CO2 Facility Site Lease Agreement in the form attached hereto as Exhibit A, as the same may be amended or restated from time to time.
(g)Liquid CO2 The finished purified, liquefied carbon dioxide product produced by EPCO at the EPCO Plant from the CO2 Gas supplied by LINCOLNWAY.

(h)Matchpoint The point at which the CO2 Gas pipe or conduit from the Plant joins the corresponding pipe or conduit from the EPCO Plant. The Matchpoint shall be located in a mutually agreed upon location as near as practical to the boundary of the Site.
(i)Production Commencement Date. The first date on which Liquid CO2 is produced at the EPCO Plant, which date shall be established by EPCO and LINCOLNWAY completing and executing a Production Commencement Date Addendum in the form attached to this Agreement as Schedule 1.
(j)Shipped Tons The tons of Liquid CO2 shipped out of the EPCO Plant. Shipped Tons shall be determined by certified truck or rail scales located on the EPCO Plant site and EPCO’s bills of lading which shall be provided to LINCOLNWAY on a daily basis and in a monthly cumulative report.
(k)Site The location of the EPCO Plant as established pursuant to the Lease Agreement.
(l)Specifications The specifications for the CO2 Gas as set forth on Exhibit B hereto.
2.Term:
(a)The initial term of this Agreement shall commence on the date of this Agreement and shall continue until the date which is ten (10) years after the Production Commencement Date or until this Agreement is earlier terminated pursuant to another provision of this Agreement.
(b)This Agreement shall or may be, as the case may be, terminated in accordance with the following:
(i)This Agreement may be terminated by LINCOLNWAY or EPCO, as the case may be, in the event of any breach or nonfulfillment of, or default under, any term or condition of this Agreement by the other, which breach, nonfulfillment or default is not fully cured within 15 days (5 days in the event of the failure to make any payment when due) following the giving of written notice thereof to the breaching party by the nonbreaching party; provided, however, that this Agreement may be terminated by LINCOLNWAY or EPCO, as the case may be, effective upon the giving of written notice to the other, and without any opportunity for cure by the other, if they have previously provided the other with bona fide written notices pursuant to this subparagraph (i) on at least two or more occasions during the one year period immediately preceding the date of the then existing breach, nonfulfillment or default by the other, and whether or not any such prior breach, nonfulfillment or default was cured.
(ii)This Agreement may be terminated by LINCOLNWAY or EPCO, as the case may be, effective upon the giving of written notice thereof to the other, in the event of the dissolution or liquidation of, termination of existence of, insolvency of, business failure of, appointment of a receiver of or for any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceeding (whether voluntary or involuntary) under any bankruptcy, insolvency, debtor/creditor, receivership or similar or related law by or against, the other.
(iii)Upon the giving of written notice by LINCOLNWAY to EPCO in the event of EPCO’s abandonment of the Site, or EPCO’s failure to sell Liquid CO2 from the Site, for reasons not caused by LINCOLNWAY, for a period of 45 consecutive days or for more than 60 days in the aggregate during any Contract Year.
(iv)This Agreement shall terminate automatically, without any notice from or to, or any other action by, either LINCOLNWAY or EPCO, upon and effective with the termination of the Lease Agreement.
(v)LINCOLNWAY or EPCO, as the case may be, may terminate this Agreement, effective 30 days after the giving of written notice thereof to the other, in the event of the enactment of any new, or of any change of or amendment to, any federal, state or local law, rule, regulation, ordinance, order or ruling which LINCOLNWAY or EPCO, as the case may be, reasonably determines has an effect on the price of carbon dioxide or an adverse effect on their respective duties or obligations under this Agreement, or which otherwise changes the regulation and/or use of carbon dioxide, including, without limitation, any laws, rules, regulations, ordinances, orders or rulings regarding carbon credits, cap and trade or other similar type legislation.
(vi)EPCO may terminate this Agreement, effective 90 days after the giving of written notice thereof to LINCOLNWAY, in the event of any decision by LINCOLNWAY to discontinue the production of ethanol for more than 45 days. In the event of any decision by LINCOLNWAY to discontinue the production of ethanol for more than 90 days, LINCOLNWAY may terminate this Agreement, effective 30 days after giving of written notice thereof to EPCO.
The termination of this Agreement, by LINCOLNWAY or EPCO and for whatever reason or for no reason, shall not affect any liability or obligation of LINCOLNWAY or EPCO under this Agreement which shall have accrued prior to or as a result of such termination, including, but not limited to, any liability for loss or damage on account of breach, nor shall the termination of this Agreement (by LINCOLNWAY or EPCO, and for whatever reason or for no reason) affect the terms or provisions hereof which contemplate performance by or continuing obligations of LINCOLNWAY and/or EPCO, as the case may be, beyond the termination hereof, including, without limitation, the respective obligations of LINCOLNWAY and/or EPCO, as the case may be, under Sections 3(b), 4, 6, 7, 11, 12 and 13 of this Agreement. The payment obligations of EPCO under Sections 3(b), 4, 6 and 7 shall be calculated through the effective date of the termination of this Agreement, and shall be paid by EPCO by the dates otherwise provided for in this Agreement, or, if earlier, within 30 days of the effective date of the termination of this Agreement.

1.Quantity and Price:
a.LINCOLNWAY will use commercially reasonable efforts to supply COx Gas at the Matchpoint (at [*] p.s.i.g.) at a Flow Rate of not less than [*] tons per hour during 350 days of each Contract Year. LINCOLNWAY is allowed [*] days each Contract Year for scheduled or unscheduled “downtime” of the Plant, in addition to any downtime of the Plant arising from any acts or matters contemplated by Section 8 below, with EPCO’s sole and exclusive remedy in the latter circumstance to be a reduction in EPCO’s take or pay obligation as contemplated by Section 4(b) below. The Plant shall be considered “down” for a day for purposes of this Section 3(a) only if the Plant does not produce CO2 Gas for 12 or more hours during the day in question. For downtime over the 15 days allowed, if the downtime continues for more than three (3) consecutive days, then beginning with the 4th consecutive “down” day and for each day thereafter for which the Plant is “down”, EPCO will, as its sole and exclusive remedy, be provided with a credit against the next payment by EPCO (if any) pursuant to Section 6 below, in the amount determined by subtracting (i) the Base Amount (as that term is defined below), from (ii) the Replacement Amount (as that term is defined below). The term “Replacement Amount” means the sum of (i) the purchase price paid by EPCO to a person for any Replacement Liquid CO2 (as that term is defined below), and (ii) any Direct Incremental Costs (as that term is defined below). The term “Direct Incremental Costs” means the sum of (i) any Manufacturing Costs (as that term is defined below), if any, which are incurred by EPCO with respect to the Replacement Liquid CO2 in question, and (ii) the actual, outofpocket cost incurred by EPCO, if any, because of any Out of Route Miles (as that term is defined below) which are incurred with respect to the Replacement Liquid CO2 in question. The term “Manufacturing Costs” means the amount, if any, by which the costs on an average per ton basis for water, power and steam at the Related Facility (as that term is defined below) for the Replacement Liquid CO2 in question exceed the LW Manufacturing Costs (as that term is defined below). The term “Related Facility” means another facility which is owned by EPCO. If the Replacement Liquid CO2 in question is not purchased from a Related Facility, then there shall be deemed to be no Manufacturing Costs for purposes of the calculations required by this Section 3(a). The term “Out of Route Miles” means the number of miles incurred in delivering the Replacement Liquid CO2 in question to EPCO’s customers which exceed the number of miles that would have been incurred if liquid carbon dioxide had been delivered to that customer from the EPCO Plant. EPCO shall utilize reasonable efforts to not incur, and to otherwise mitigate, any Direct Incremental Costs. The term “Replacement Liquid CO2” means the liquid carbon dioxide that EPCO purchased from a person to replace the Liquid CO2 that EPCO would have otherwise produced for the EPCO customer in question from the CO2 Gas that would have otherwise been provided by LINCOLNWAY on the days for which EPCO is entitled to a credit under this Section 3(a) and/or any raw CO2 gas purchased by EPCO from a person other than a Related Facility; provided, however, that EPCO acknowledges and agrees that LINCOLNWAY shall in no event be required to provide EPCO with more than 250 tons of CO2 Gas per day. The term “Base Amount” means the sum of (i) the purchase price that would have been paid by EPCO to LINCOLNWAY under this Agreement
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

for the CO2 Gas that would have otherwise been provided by LINCOLNWAY on the days for which EPCO is entitled to a credit under this Section 3(a), and (ii) the LW Manufacturing Costs. The term “LW Manufacturing Costs” means the amount of costs on an average per ton basis that would have been paid or incurred by EPCO for water, power and steam as provided in Section 7 of this Agreement with respect to the CO2 Gas that would have otherwise been provided by LINCOLNWAY on the days for which EPCO is entitled to a credit under this Section 3(a). If the Base Amount is the same as, or more than, the Replacement Amount, EPCO shall not receive any credit under this Section 3(a) or Section 6 below with respect to the Replacement Liquid CO2 in question. EPCO shall provide LINCOLNWAY with invoices and other documentation which evidence and substantiate any Replacement Amount for which EPCO seeks a credit under this Section 3(a) and Section 6. As noted above, the Manufacturing Costs and LW Manufacturing Costs shall be determined on an average per ton basis, with the period of time over which such average shall be calculated to be the 3 calendar months which precede the calendar month which includes the “down” day for which EPCO is to receive a credit under this Section 3(a). As provided above, EPCO’s sole and exclusive remedy for any “downtime” of the Plant, and otherwise under this Section 3(a), shall be a credit against the next payment by EPCO (if any) pursuant to Section 6 below.
b.The purchase price payable by EPCO for the CO2 Gas provided by LINCOLNWAY during each calendar month shall be based upon EPCO’s Shipped Tons. The purchase price shall be $[*] per Shipped Ton until the earlier of (i) September 1, 2011, or (ii) the date on which EPCO has produced an equivalent number of tons equal to EPCO’s take/pay obligation with Cargill at its Eddyville plant. The equivalent number of tons in the aggregate shall not exceed [*] tons of Shipped Tons at the EPCO Plant (the “[*] Tons”). The purchase price after the [*] Tons shall be the greater of (i) $[*] per Shipped Ton, or (ii) the Margin Price (as that term is defined below). The term “Margin Price” means the amount which is the sum of (i) $[*], and (ii) [*] percent ([*]%) of the Margin Amount (as that term is defined below). The term “Margin Amount” means the amount determined by subtracting (i) the Target Margin, from (ii) the Actual Margin (as those two terms are defined below). The term “Target Margin” means the amount determined by multiplying (i) EPCO’s average actual selling price per ton for Liquid CO2 for the month in question, by (ii) [*]. The term “Actual Margin” means EPCO’s average actual selling price per ton for Liquid CO2 for the month in question, less the average actual per ton manufacturing costs, the average actual per ton transportation costs and the per ton direct commissions incurred by EPCO with respect to such Liquid CO2 As provided above, however, the purchase price payable by EPCO after the [*] Tons for the CO2 Gas provided by LINCOLNWAY during a calendar month shall in no event be less than $[*] per Shipped Ton, so in the event the Target Margin exceeds the Actual Margin for a calendar month, the purchase price for that calendar month shall be $[*] per Shipped Ton. Some examples of a calculation of the Margin Price are set forth in Schedule 2 to this Agreement.
c.EPCO shall meet all applicable federal, state and local legal requirements concerning the use and release of CO2 Gas and Liquid CO2 in its possession that
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

are in force during the term and, whether a legal requirement or not, EPCO shall in all events use commercially reasonable efforts to prevent venting of CO2 Gas and Liquid CO2 and to maximize recovery of condensation.
2.Take or Pay Minimum:
a.EPCO agrees to a take or pay obligation for each Contract Year of the greater of (i) [*] Shipped Tons per day, or (ii) [*] percent ([*]%) of the annual Liquid CO2 production capacity of the EPCO Plant at full capacity (in either case, the “Minimum Shipped Tons”). The purchase price for the take or pay obligation (the “TP Price”) shall be the average per Shipped Ton purchase price paid to LINCOLNWAY by EPCO during the Contract Year in question. The take or pay obligation will be “trued” up or determined for each Contract Year, and if the number of Shipped Tons for the Contract Year in question was less than the Minimum Shipped Tons (with such difference between such Shipped Tons and the Minimum Shipped Tons referred to as the “TP Tons”), EPCO shall pay LINCOLNWAY, within 30 days of the close of such Contract Year, the amount determined by multiplying the TP Price by the TP Tons.
The annual Liquid CO2 production capacity of the EPCO Plant at full capacity for purposes of this Section 4(a) shall be determined by a production run of Liquid CO2 at the EPCO Plant at full capacity over a period mutually agreed by EPCO and LINCOLNWAY, with such period not to exceed, however, thirty (30) days, and with the first such production run to be conducted within sixty (60) days of the Production Commencement Date. EPCO and LINCOLNWAY shall establish the annual Liquid CO2 production capacity of the EPCO Plant at full capacity based upon such production run by completing and executing an EPCO Plant Production Capacity Addendum in the form attached as Schedule 3 to this Agreement. EPCO or LINCOLNWAY, as the case may be, may, subject to the last sentence in this paragraph, at any time request another production run to establish the annual Liquid CO2 production capacity of the EPCO Plant at full capacity, except that neither EPCO nor LINCOLNWAY may request a production run for such purpose more than once during each Contract Year; provided, however, that LINCOLNWAY may in all events require a new production run at any time within sixty (60) days following the completion of any expansion of the EPCO Plant or any other modifications to the EPCO Plant which expand the Liquid CO2 production capacity of the EPCO Plant. EPCO and LINCOLNWAY shall reasonably cooperate with the other in conducting any such subsequent production run, and EPCO and LINCOLNWAY shall execute a new EPCO Plant Production Capacity Addendum in the form attached as Schedule 3 to this Agreement which sets forth the annual Liquid CO2 production capacity of the EPCO Plant at full capacity based on such subsequent production run. The Plant shall be operated at the Plant’s full capacity during each production run which is conducted pursuant to this paragraph. Notwithstanding anything in this paragraph which may appear to be to the contrary (i) neither EPCO nor LINCOLNWAY may request a production run pursuant to this paragraph if, at that time, the EPCO Plant or the Plant, as the case may be, is not operational, for whatever reason, including by reason of any act or matter contemplated by Section 8 or Section 16, and (ii) as provided above, both the
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

EPCO Plant and the Plant must be operated at full capacity throughout the entire production run, and if either the EPCO Plant or the Plant becomes unable to operate at full capacity during any production run, for whatever reason, including by reason of any act or matter contemplated by Section 8 or Section 16, then such production run shall be cancelled and deemed to be of no effect, and either EPCO or LINCOLNWAY may request a new production run at a later time and otherwise in accordance with this paragraph.
EPCO’s obligations under this Section 4(a) shall survive the termination of this Agreement, whether this Agreement is terminated by EPCO or LINCOLNWAY, and for whatever reason or for no reason. In the event of the termination of this Agreement on a date other than the last day of a Contract Year, EPCO’s take or pay obligation under this Section 4(a) shall be calculated and determined on a day-to-day prorated basis through the effective date of the termination of this Agreement, and EPCO shall pay LINCOLNWAY any amounts owed to LINCOLNWAY under this Section 4(a) within 30 days of the effective date of the termination of this Agreement. If the effective date of the termination of this Agreement is the last day of a Contract Year, EPCO’s obligations under this Section 4(a) shall be calculated on the basis of such Contract Year, and paid within 30 days of the close of such Contract Year, as otherwise provided above in this Section 4(a).
b.EPCO’s take or pay obligation under subparagraph (a) above shall abate for any day that EPCO is ready and able to accept CO2 Gas, but is unable to do so for 12 hours or more on such day because (i) there exists a force majeure event affecting Lincolnway; (ii) the CO2 Gas fails to meet the Specifications; (iii) the Flow Rate that can be provided by Lincolnway to EPCO falls below the amount specified in Section 3(a); or (iv) there exists a force majeure event affecting EPCO. EPCO’s take or pay obligation under subparagraph (a) above shall also abate for each day that EPCO is entitled to a credit under Section 3(a) of this Agreement.
3.Measurement/Quality:
a.The number of Shipped Tons shall be determined by truck and/or rail scales located at the EPCO Plant. LINCOLNWAY shall have the right to audit EPCO’s truck and rail scales at its expense; provided, however, that if any such inspection or audit reveals any inaccuracy in the scales, then EPCO shall reimburse LINCOLNWAY for all costs and expenses incurred by LINCOLNWAY in conducting or performing such inspection or audit, with such reimbursement to be made within two days of the date of LINCOLNWAY’s invoice therefor.
b.EPCO will furnish certified bills of lading or other suitable records of daily production to LINCOLNWAY on a daily basis which shall provide notes relative to the quality of CO2 Gas, and also in a monthly cumulative report. Such records may omit the customer names and addresses but shall state the number of Shipped Tons.
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

c.EPCO agrees to monitor the CO2 Gas quality at its own expense to determine if the CO2 Gas meets the Specifications and agrees to inform LINCOLNWAY within two hours of EPCO making any determination that any CO2 Gas does not meet the Specifications.
4.Payment and Terms:
EPCO shall pay LINCOLNWAY the aggregate purchase price payable pursuant to Section 3(b) on a monthly basis, with each such payment to be made within [*] days of the close of each calendar month and to be for all Shipped Tons that were shipped by EPCO during that calendar month. Each payment shall be accompanied by (i) the monthly report to be provided by EPCO pursuant to Section 5(b) above, (ii) a calculation of the Margin Price and reasonable documentation supporting the calculation of the Margin Price and the Actual Margin, and (iii) the invoices and other documentation contemplated by Section 3(a) if EPCO is claiming a credit under Section 3(a).
Any amounts payable under this Agreement which are not paid by the date due shall accrue interest at the rate of one and one-half percent (1.5%) per month or the maximum rate permitted by applicable law, whichever is less, determined and compounded on a daily basis from the date due until the date paid.
5.Utilities:
EPCO shall consume potable and process water which must be furnished by LINCOLNWAY. EPCO will require approximately 510 gpm for potable water and 6070 gpm for process water. EPCO will pay LINCOLNWAY for its actual costs, plus a [*] percent ([*]%) surcharge, of supplying the potable water and the process water. The amount of potable water and process water supplied shall be metered. LINCOLNWAY will also receive back from EPCO its process water, including water from EPCO’s evaporator, scrubber and condensate. EPCO will reimburse LINCOLNWAY for its actual costs associated with disposing of the return water, plus a [*] percent ([*]%) surcharge. The amount of process water returned shall also be metered.
EPCO will contract directly with the applicable power company for EPCO’s power supply.
LINCOLNWAY shall be responsible for the installation and maintenance of the water supply and return water lines from the Plant to the point mutually agreed by LINCOLNWAY and EPCO. EPCO will be responsible for the water supply and water lines from such point to the EPCO Plant.
LINCOLNWAY shall be responsible for the installation and maintenance of the steam supply lines from the Plant to the point mutually agreed by LINCOLNWAY and EPCO. EPCO will be responsible for the steam line from such point to the EPCO Plant. EPCO will pay LINCOLNWAY for its actual costs, plus a [*] percent ([*]%) surcharge, for the steam supplied to EPCO. The amount of steam supplied shall be metered.
All amounts payable by EPCO pursuant to this Section 7 shall be due and payable by EPCO within five days of the date of LINCOLNWAY’S invoice therefor, which invoices
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

shall be provided by LINCOLNWAY on a monthly basis and within 20 days of the close of each month.
6.Force Majeure:
a.Neither Party shall be liable for failure to perform or for delay in performing this Agreement where such failure or delay is occasioned by events constituting force
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

majeure, and the Party subject to an event of force majeure shall use reasonable efforts to minimize the duration of the event of force majeure. For purposes of this Agreement “force majeure” shall include the following: (i) fire, explosion, strike, lock-out, labor dispute, casualty, accident or mechanical failure(s); (ii) lack or failure in whole or in part of transportation facilities; (iii) storm, flood or drought; (iv) acts of God or of the public enemy, war, riots, police action, or civil commotion, or an act or acts of terrorism; (v) any law, regulation, ordinance, demand, judgment, injunction, arbitral award, or other requirement or regulation of any federal, state, or local government or government agency; and (vi) any other act or event whatsoever, whether similar or dissimilar to those above enumerated, which is beyond the reasonable control of the Party suffering or subject to such act or event.
a.The Party asserting that an event of force majeure has occurred shall send or deliver to the other Party prompt written notice thereof setting forth a description of the event of force majeure, an estimate of its effect upon the Party’s ability to perform its obligations under this Agreement and the estimated duration thereof. The notice shall be supplemented by such other information or documentation as the Party receiving the notice may reasonably request. As soon as possible after the cessation of any event of force majeure, the Party which asserted such event shall give the other Party written notice of such cessation. Whenever possible, each Party shall give the other Party notice of any threatened or impending event of force majeure, and the Party subject to an event of force majeure shall use reasonable efforts to minimize the duration of any event of force majeure. If an event of force majeure continues for a period of three (3) months with respect to EPCO or if EPCO has been subject to an event of force majeure for more than an aggregate of twelve (12) months during the term of this Agreement (whether or not such months are consecutive), then LINCOLNWAY may terminate this Agreement effective upon the giving of written notice to EPCO. If an event of force majeure continues for a period of three (3) months with respect to LINCOLNWAY or if LINCOLNWAY has been subject to an event of force majeure for more than an aggregate of twelve (12) months during the term of this Agreement (whether or not such months were consecutive), then EPCO may terminate this Agreement effective upon the giving of written notice to LINCOLNWAY.
b.Notwithstanding the foregoing, it is agreed that if either the Plant or the EPCO Plant is destroyed by a force majeure event, the affected Party shall not be required to rebuild its facility and this Agreement may in such event be terminated without penalty by either LINCOLNWAY or EPCO, and effective upon the giving of written notice to the other.
1.Delivery of Product/Other Construction:
a.The pipeline delivering CO2 Gas from the Plant to the EPCO Plant will be installed and maintained by LINCOLNWAY from the Plant to the Matchpoint, and EPCO will be responsible for the pipeline from the Matchpoint to the EPCO Plant. EPCO will also be responsible for installation, operation, and maintenance of the blower and associated controls for transferring the CO2 Gas from the Plant to the EPCO Plant.
b.Title to and risk of loss of CO, Gas shall automatically pass from LINCOLNWAY to EPCO at the Matchpoint. EPCO shall accordingly have liability and responsibility for all CO2 Gas from and after the Matchpoint, including the obligation to maintain insurance for any loss of, or liability arising from, CO2 Gas.
c.Each Party will be responsible for any clean-up which is necessary due to a spill or leak from that portion of the pipeline which it is required to maintain. Notwithstanding the foregoing, if one Party is solely responsible for physical damage to the portion of the pipeline located on the other’s premises, such Party shall be liable for damages caused to the pipeline and for other directly related damages, such as, but not limited to, clean-up expenses, and shall take prompt, appropriate, corrective action.
d.EPCO and LINCOLNWAY will determine the most cost effective means of constructing the roadways and building pads needed for the EPCO Plant, but all associated costs shall be incurred and paid by EPCO. EPCO shall obtain LINCOLNWAY’s approval on the final appearance of the EPCO Plant. If LINCOLNWAY objects to the final appearance of the EPCO Plant, EPCO shall add or replace whatever sheeting is necessary to make the appearance acceptable to LINCOLNWAY.
e.EPCO shall have sole responsibility and liability for any and all matters related to or arising from Liquid CO2, including, without limitation, for the delivery and transportation thereof to any customers of EPCO from time to time, and EPCO shall be responsible and liable for all acts and omissions of all of the carriers of any Liquid CO2. EPCO will at all times reasonably cooperate and coordinate with LINCOLNWAY regarding the shipment of all Liquid CO, from the EPCO Plant, whether by truck or by rail, and EPCO will not schedule any shipments of any Liquid CO2 by rail without the prior written consent of LINCOLNWAY.
2.Damages/Warranties:
a.LINCOLNWAY represents and warrants to EPCO that the CO2 Gas will, in the form as provided to the Matchpoint, meet the Specifications.
If any CO2 Gas fails to conform to the above warranty and EPCO provides LINCOLNWAY with written notice thereof within two (2) days of the date on which the CO2 Gas in question was delivered to the Matchpoint, along with satisfactory written evidence and other proof of such failure, LINCOLNWAY will replace the CO2 Gas in question, at LINCOLNWAY’S cost, with CO2 Gas which meets the Specifications within two (2) business days of LINCOLNWAY’S receipt of EPCO’s written notice and evidence. If LINCOLNWAY disagrees with EPCO’s written notice or evidence, LINCOLNWAY may have the CO2 Gas in question or any samples of the CO2 Gas in question which may have been retained by LINCOLNWAY or EPCO tested by an independent laboratory for verification that the CO2 Gas did not meet the Specifications and the reasons why the CO2 Gas did not meet the Specifications. LINCOLNWAY shall bear the cost for any such testing; provided, however, that in the event the CO2 Gas in question is found by the independent laboratory to be in conformance with the Specifications or to have failed to meet the Specifications because of any act, omission, reason or cause occurring or arising at or from EPCO or the EPCO Plant or after the delivery of the CO2 Gas to the Matchpoint, then EPCO shall accept and pay for both the CO2 Gas and the replacement CO2 Gas provided by LINCOLNWAY, and shall also reimburse LINCOLNWAY for all costs incurred by LINCOLNWAY in connection with the testing of the CO2 Gas, all within ten days of the written demand therefor by LINCOLNWAY. EPCO shall reasonably cooperate with LINCOLNWAY in the testing of any CO2 Gas pursuant to this paragraph. EPCO’S sole and exclusive remedy for the failure of any CO2 Gas to meet the Specifications shall he the replacement of the CO2 Gas in question by LINCOLNWAY as provided in this paragraph.
b.EPCO represents and warrants to LINCOLNWAY as follows: (i) the EPCO Plant and all related equipment and property, the operation and processes utilized at the EPCO Plant and all other technology and properties utilized by EPCO do not and will not breach, infringe upon, violate or otherwise conflict with any patent, trademark, copyright, trade secret, invention, proprietary information, nondisclosure or other intellectual property or other rights whatsoever of any person or entity; (ii) the scales utilized to establish the Shipped Tons shall be certified and maintained in accordance with all legal requirements and industry practice, and shall in all events accurately weigh all Liquid CO2, (iii) all water returned to the Plant from the EPCO Plant shall be suitable and safe for use and processing at the Plant without any treatment thereof and shall otherwise comply with all federal, state and local laws, rules, regulations, ordinances, orders and rulings; and (iv) the EPCO Plant and all related equipment and property, the use and operation of the EPCO Plant and all related equipment and property and all of EPCO’s other activities under or pursuant to this Agreement, including, without limitation, the water returned from the EPCO Plant to the Plant, the production of Liquid CO2, the marketing and sale of Liquid CO2, the venting or release of any CO2 Gas or Liquid CO2, and the release or discharge of any other materials from the EPCO Plant, shall comply with all applicable federal, state and local laws, rules, regulations, ordinances, orders and rulings (including all those related to the environment and/or health and safety and all environmental laws, as that term is defined in the Lease Agreement) and high industry standards.
c.Except for the express warranties set forth in, respectively, subparagraphs (a) and (b) above, neither LINCOLNWAY nor EPCO make any express warranties whatsoever to the other regarding any thing or matter whatsoever, and both LINCOLNWAY and EPCO hereby exclude and disclaim in entirety all implied warranties whatsoever, including the implied warranties of merchantability, noninfringement and fitness for a particular purpose, with respect to all things and matters whatsoever.

d.Except as provided in the following paragraph, under no circumstances or theories shall LINCOLNWAY or EPCO be liable to the other for any lost profits, business or goodwill, or for any exemplary, special, incidental, consequential, punitive, extraordinary or indirect damages whatsoever, which are in any way related to, connected with or arise out of this Agreement (and even if LINCOLNWAY or EPCO, as the case may be, knew or should have known of the possibility of any of those damages), including to, with or out of any performance or nonperformance by LINCOLNWAY, EPCO or any CO2 Gas.
Notwithstanding the foregoing, however, LINCOLNWAY and EPCO acknowledge and agree that the preceding paragraph is not applicable to, and accordingly does not limit the scope or extent of EPCO’s liability under or with respect to subparagraph (b) above or LINCOLNWAY’S or EPCO’s liability under or with respect to (i) Section 12; or (ii) any act or omission of LINCOLNWAY or EPCO, as the case may be, or of their respective employees or agents, which is, in whole or in part, reckless or which constitutes willful or wanton misconduct, fraud or an intentional tort.
Any claim, suit, action or other proceeding for any breach or nonfulfillment of or default under, any term or condition of this Agreement must be commenced within one year of the date on which the cause of action accrued, or such claim, suit, action or proceeding shall be lost and forever barred.
3.Indemnification: In addition to any other indemnities provided for herein or otherwise available to LINCOLNWAY at law, in equity or otherwise, EPCO shall, subject to Section 10(d), defend, indemnify and hold LINCOLNWAY harmless from and against any suit, action, proceeding, claim, counterclaim, loss, liability, damage, cost or expense (including, without limitation, court costs and attorneys’ fees) in any way arising from, related to or connected with (i) any breach or nonfulfillment of, or default under, any term or condition of this Agreement by EPCO; EPCO’s possession and use of the Site and/or the EPCO Plant; (ii) the conduct or operation of EPCO’s business and operations, including, without limitation, EPCO’s use of any CO2 Gas and the marketing and use of all Liquid CO2 (including, but not limited to, any product liability claims arising therefrom); and/or (iii) any other act or omission whatsoever of EPCO or any employee, agent, contractor or invitee of EPCO, including, without limitation, all carriers of any Liquid CO2.
Subject to Section 10(d), LINCOLNWAY shall defend, indemnify and hold EPCO harmless from and against any action, suit, proceeding, claim, counterclaim, loss, liability, damage, cost or expense (including, without limitation, court costs and attorneys’ fees) in any way arising from, related to or connected with any breach or nonfulfillment of, or default under, any term or condition of this Agreement by LINCOLNWAY or any employee, agent, contractor or invitee of LINCOLNWAY.
EPCO shall have all risk of damage to property or injury to persons in, upon or about the Site and/or the EFCO Plant arising from any cause.

4.Confidentiality and Non-Competition:
a.Subject to subparagraph (c) below, the Parties hereby acknowledge that in the course of engaging in the sale and purchase of CO2 Gas contemplated by this Agreement, each will have access to Confidential Information which includes but is not limited to each other’s business operations, the identity of customers, the quantity of Liquid CO2 used by such customers, shipping records, pricing, customer lists, production methods, technical and non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, information regarding actual and potential customers of each Party and actual and potential suppliers of each Party. The Parties agree that all such Confidential Information shall be kept secret and confidential. Notwithstanding the foregoing, the confidentiality obligations of the receiving Party shall not extend to information that:
1.is, as of the time of its disclosure, part of, or thereafter becomes part of, the public domain through a source other than receiving Party;
2.was known by the receiving Party as of the time of its disclosure;
3.is independently developed by the receiving Party;
4.is subsequently learned from a third party not under a confidentiality obligation; or
5.is required to be disclosed pursuant to court order or government authority, whereupon the receiving Party shall provide advance notice to the disclosing Party prior to such disclosure if permitted under the court order or law, rule or regulation in question.
b.The Parties further acknowledge that violation of the provisions of this Section shall constitute irreparable injury and shall entitle the non-violating Party to temporary, preliminary and/or permanent injunctive relief, in addition to any other remedy at law or in equity.
c.Notwithstanding any other provision of this Section or otherwise in this Agreement which may appear to be to the contrary, EPCO acknowledges and agrees that the disclosure of this Agreement and the transactions contemplated hereby by LINCOLNWAY from time to time (i) in any Form 8K, Form 10Q, Form 10K or other report filed with the Securities and Exchange Commission at any time on or after the date hereof; or (ii) in any press release or analyst’s call, will not be a violation of this Section.
In addition, notwithstanding anything in this Section or otherwise in this Agreement which may appear to be to the contrary, the Parties’ respective obligations under this Section shall apply only during the term of this Agreement and for a period of one (1) year following the effective date of the termination of this Agreement, whether by LINCOLNWAY or EPCO and for whatever reason or for no reason, and neither Party shall have any further ongoing obligations under this Section, other than for liability with respect to any prior breach of this

Section by them, at any time on or after the date which is one year after the effective date of the termination of this Agreement
d.During the term of this Agreement, LINCOLNWAY will not market, sell, provide, or attempt to market, sell, or provide raw CO2 Gas or liquefied CO2 Gas from the Plant to any other end user or party.
5.Insurance: EPCO shall maintain the following insurance throughout the term of this Agreement and for a period of one year following the termination of this Agreement:
a.Worker’s Compensation as prescribed by law and Employer’s Liability Insurance with a limit of not less than $1,000,000 per person and $1,000,000 per accident;
b.Comprehensive Public Liability and Automobile Liability, including broad form contractual liability provision to cover any liability assumed by EPCO under this Agreement, with a combined single limit of $5,000,000 Property Damage and Bodily Injury.
c.Commercial general liability insurance on an occurrence form with a combined single limit of $1,000,000 for bodily injury and property damage and general and products/completed operations aggregate of $1,000,000 each.
d.Excess or umbrella liability insurance with a combined single limit of $4,000,000 each occurrence, and annual aggregates of $4,000,000 for general and products/completed operations.
LINCOLNWAY will be named as an additional insured under all such insurance, and all such insurance shall require no less than 30 days prior written notice to LINCOLNWAY in the event of any cancellation or termination of any such insurance and/or any change in coverage of any such insurance. EPCO shall provide LINCOLNWAY with satisfactory evidence of all such insurance within three days of each request therefor from time to time by LINCOLNWAY.
6.Assignment: This Agreement may not be assigned by EPCO, voluntarily or involuntarily, or by operation or act or process of law or equity, or otherwise, without the express prior written consent of LINCOLNWAY, which consent may be withheld in LINCOLNWAY’S sole discretion. LINCOLNWAY may assign this Agreement and LINCOLNWAY’S rights and/or obligations under this Agreement to any person without the consent of EPCO, including, without limitation, as collateral or security or in connection with any sale of any assets or any equity securities of LINCOLNWAY.
7.Return of Site: EPCO agrees to maintain and repair at EPCO’s expense the entirety of the Site and the EPCO Plant, to keep the entire Site and EPCO Plant in good repair and condition and at the termination of this Agreement to deliver the Site to LINCOLNWAY in the same condition as at the date hereof, reasonable wear and tear excepted.
8.Right of LINCOLNWAY to Operate its Business: Notwithstanding any term or condition of this Agreement, or otherwise, which may appear to be to the contrary, LINCOLNWAY shall in all events and at all times have the right to manage its business in all respects and in its sole discretion, including determining LINCOLNWAY’s level of production of ethanol at the Plant from time to time, and the resultant production of CO2 Gas, and based upon such factors or considerations as are determined to be relevant by LINCOLNWAY from time to time, Without limiting the generality of the foregoing, LINCOLNWAY shall in all events have the right to discontinue or otherwise terminate the production of ethanol and the related production of CO2 Gas at any time, in its sole discretion, and for such period of time as is determined by LINCOLN WAY, again in its sole discretion.
9.Audit Right of Lincolnway: LINCOLNWAY or an agent designated by LINCOLNWAY shall have the right to inspect and audit the books and records of EPCO for the purpose of reviewing and confirming the number of Shipped Tons during any period, any Replacement Amounts alleged to have been incurred by EPCO, and/or the Margin Price for any month or months, and such audit and inspection rights shall continue for a period of six (6) months following the termination of this Agreement. LINCOLNWAY shall not, however, inspect or audit the books and records of EPCO pursuant to this Section more than once during any six (6) month period. LINCOLNWAY shall bear all costs and expenses of any such inspection or audit; provided, however, that if any such inspection or audit reveals that any amounts are payable by EPCO to LINCOLNWAY, or that LINCOLNWAY paid any amounts to EPCO which were not owed by LINCOLNWAY, EPCO shall reimburse LINCOLNWAY, within five days of the date of LINCOLNWAY’s invoice therefor, for (i) all amounts shown by such inspection or audit to be payable to LINCOLNWAY, along with interest on such amounts at the rate provided in Section 6, and (ii) if such amounts are two percent (2%) or more than the aggregate amount that was paid to LINCOLNWAY with respect to the period of time which was the subject of the inspection or audit, then also all of LINCOLNWAY’s costs and expenses for such inspection or audit. If any such inspection or audit reveals that any amounts are payable to LINCOLNWAY by EPCO, LINCOLNWAY shall provide EPCO with a copy of the results of such inspection or audit. EPCO shall reasonably cooperate with LINCOLNWAY or LINCOLNWAY’s designated agent in connection with any inspection or audit of the books and records of EPCO pursuant to this Section, but any such inspection or audit must be conducted at EPCO’s offices and during EPCO’s normal business hours.
10.Entire Agreement: This Agreement, the Lease Agreement and the exhibits and schedules to this Agreement contain the entire agreement between the Parties with respect to the subject matters hereof and thereof, and there are no oral promises, representations, or other warranties affecting them. The exhibits and schedules to this Agreement are incorporated into this Agreement by this reference as if set forth in full, No amendment or modification of any of the terms and provisions of this Agreement shall be binding upon either LINCOLNWAY or EPCO unless the same is set forth in writing and signed by both Parties.
11.Miscellaneous:
a.The headings of paragraphs and sections in this Agreement are for reference only, and do not affect the meaning of any paragraph.

b.Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
c.The failure of either Party to require strict compliance with any of the terms and conditions of this Agreement in any one situation shall not constitute a waiver of any of the terms and conditions of this Agreement.
12.Notices: Notices and other communications between the Parties hereto shall be in writing (by mail, telex, telecopy or telegraph unless a particular mode is specified herein), postage or transmission costs prepaid, and shall be addressed to the Parties hereto at the addresses set forth below:

To:	Lincolnway Energy, LLC 59511 West Lincoln Highway Nevada, IA 50201 Telephone: 515-232-1010 Fax: 515-663-9335
TO EPCO:	EPCO Carbon Dioxide Products, Inc. 1811 Auburn Avenue Monroe, LA 71201 Telephone: (318) 361-0870 Fax: (318)361-0047

All such Notices and communications shall be deemed effective on (i) the date of transmission, if sent by telecopy or if sent by telex, with confirmed answer back, or (ii) the date that is three (3) calendar days after the date on which deposited or sent, if sent by mail or telegraph. Each Party hereto may change its address for purposes hereof by Notice given to the other Party in the manner prescribed herein.
13.Governing Law, Forum and Jurisdiction: The validity, construction and enforcement of this Agreement shall be determined in accordance with the laws of Iowa, without reference to its conflicts of laws principles, and any action arising under this Agreement shall be brought exclusively in Iowa; provided, however, that actions to enforce any judgment, award or order of any court of the State of Iowa may be brought in any court with jurisdiction. Both parties consent to the personal jurisdiction of the state and federal courts located in Polk County, Iowa.
14.No Partnership: Nothing contained in this Agreement or any action taken or failed to be taken by LINCOLNWAY or EPCO shall be deemed or construed to create a partnership or joint venture of or between LINCOLNWAY and EPCO, or to create any other relationship between LINCOLNWAY and EPCO other than that of a seller and buyer upon and subject to the terms and conditions of this Agreement.
15.Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.
16.Execution of Lease Agreement: LINCOLNWAY and EPCO shall execute and deliver the Lease Agreement concurrently with the execution of this Agreement.
17.Waiver of Jury Trial: LINCOLNWAY and EPCO unconditionally waive any right to a fury trial with respect to and in any action, suit, proceeding, claim, counterclaim, demand, dispute or other matter whatsoever arising out of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, this 16th day of April, 2010.

EPCO CARBON DIOXIDE PRODUCTS, INC. By: /S/ Charles Craft Name: Charles D. Craft Title:
LINCOLNWAY ENERGY, LLC By: /S/ R. Brehm Name: R. Brehm Title: Pres.

Exhibit A – Lease Agreement [Section 1(f)]
Exhibit B – CO2 Gas Specifications [Section 1(1)]

Schedule 1 – Production Commencement Date Addendum [Section 1(i)]
Schedule 2 – Examples of Margin Price Calculation [Section 3(b)]
Schedule 3 – EPCO Plant Production Capacity Addendum [Section 4(a)]

SCHEDULE 1
PRODUCTION COMMENCEMENT DATE ADDENDUM
EPCO Carbon Dioxide Products, Inc, (“EPCO”) and Lincolnway Energy, LLC (“LINCOLN WAY”) hereby agree that the Production Commencement Date for purposes of that certain Carbon Dioxide Purchase and Sale Agreement between EPCO and LLNCOLNWAY dated April 16, 2010 (the “Agreement”) is August 1, 2010.
This Production Commencement Date Addendum is executed and delivered pursuant to Section 1(i) of the Agreement, and this Production Commencement Data Addendum is part of, and is incorporated into, the Agreement.

EPCO Carbon Dioxide Products, Inc. By: /S/ Charles D. Craft Name: Charles D. Craft Title: Executive VP Date: 10/11/10	Lincolnway Energy, LLC By: /S/ [Illegible] Name: [Illegible] Title: Pres. Date: 9-29-10

SCHEDULE 2
EXAMPLES OF MARGIN PRICE CALCULATION
The following are examples of the calculation of the Margin Price based on the example average actual selling prices and average actual costs set out below. All selling prices and costs set forth below are on a per ton basis. The costs are comprised of manufacturing costs, transportation costs and direct commissions.

	Example 1	Example 2	Example 3	Example 4	Example 5

Average Actual Selling Price	$48.00	$48.00	$50.00	$46.00	$44.00

Average Actual Costs	-32.00	-30.00	-30.00	-32.00	-33.00

Actual Margin	$16.00	$18.00	$20.00	$14.00	$11.00

Target Margin	[*]	[*]	[*]	[*]	[*]
Margin Amount	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
	[*]	[*]	[*]	[*]	[*]
Margin Price	[*]	[*]	[*]	[*]	[*]

[*]

* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

SCHEDULE 3
EPCO PLANT PRODUCTION CAPACITY ADDENDUM
EPCO Carbon Dioxide Products, Inc. (“EPCO”) and Lincolnway Energy, LLC (“LINCOLNWAY”) hereby agree that the annual Liquid CO2 production capacity of the EPCO Plant at full capacity is [*] tons.
This EPCO Plant Production Capacity Addendum is executed and delivered pursuant to Section 4(a) of that certain Carbon Dioxide Purchase and Sale Agreement between EPCO and LINCOLN WAY dated April 16, 2010 (the “Agreement”). This EPCO Plant Production Capacity Addendum is part of, and is incorporated into, the Agreement, and supersedes and replaces any prior EPCO Plant Production Capacity Addendum or Addendums as may have been executed by EPCO and L1NCOLNWAY.

EPCO Carbon Dioxide Products, Inc. By: /S/ Charles D. Craft Name: Charles D. Craft Title: Executive VP Date: 10/11/10	Lincolnway Energy, LLC By: /S/ R. Brehm Name: [Illegible] Brehm Title: Pres. Date: 9-29-10

* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Exhibit “B”
CO2 Specifications
Concentrations by Volume

Description	Name	Specification
CO2	Carbon Dioxide	[*]% (mol)
02	Oxygen	[*] PPM maximum
N2	Nitrogen	[*] PPM maximum
Ethanol	Ethanol	[*] PPM maximum
Acetaldehyde	Acetaldehyde	[*] PPM maximum
Dimethyl Sulfide	Dimethyl Sulfide	[*] PPM maximum
Other Hydrocarbons		[*] PPM maximum
SO2	Sulfur Dioxide	[*] PPM maximum
COS	Carbonyl Sulfide	[*] PPM maximum
H2S	Hydrogen Sulfide	[*] PPM maximum
Total Sulfur		[*] PPM maximum

Temperature		[*] degrees F at the Matchpoint at [*] p.s.i.g

Signed:     /S/ Charles D. Craft
Date:      [Illegible]

Signed:     /S/ R. Brehm
Date:      [Illegible]

* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Amendment No. 1
(re: Carbon Dioxide Purchase and Sale Agreement)
This Amendment No. 1 and Assignment (the “Amendment”) is made as of 1 January 2016 (the “Amendment Effective Date”) by and among Lincolnway Energy, LLC (“Lincolnway”), and Air Products and Chemicals, Inc. (as successor to EPCO Carbon Dioxide Products, Inc., “Air Products”), to amend that Carbon Dioxide Purchase and Sale Agreement dated April 16, 2010 between Lincolnway and EPCO Carbon Dioxide Products, Inc. (the “Original Agreement”). Lincolnway and Air Products may collectively be referred to in this Amendment as the “Parties” or individually as a “Party.”
Whereas, Lincolnway and Air Products desire to amend the Original Agreement to modify certain pricing and utility provisions, all upon the terms and conditions set forth in this Amendment.
Now, Therefore, in consideration of the foregoing premises and the mutual agreements set forth in this Amendment and in the Original Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lincolnway and Air Products agree as follows:
1. Amendment of Original Agreement:
As of the Amendment Effective Date, the Original Agreement is hereby amended as follows:
(i) All references to “EPCO” are replaced with references to “Air Products”;
(ii) The fourth sentence in Section 3(a) is replaced in its entirety with the following:
“For downtime over the 15 days allowed, for each day thereafter for which the Plant is “down,” Air Products will, as its sole and exclusive remedy, be provided with a credit against the next payment by Air Products (if any) pursuant to Section 6 below, in the amount determined by subtracting (i) the Base Amount (as that term is defined below) from (ii) the Replacement Amount (as that term is defined below).”
(iii) Paragraph (b) of Section 3 is replaced in its entirety with the following:
“The purchase price, commencing January 1, 2016, shall be $[*] per Shipped Ton.
(iv) The first sentence in Section 4(a) is replaced in its entirety with the following:
“Air Products will either take if tendered or pay if tendered but not taken, in each Contract Year, the greater of (i) [*] Shipped Tons per day, or (ii) [*] percent ([*]%) of the annual Liquid CO2 production capacity of the Air Products Plant at full capacity (in either case, the “Minimum Shipped Tons”) or [*] tons/yr minimum.”
(v) Schedule 2 is hereby deleted in its entirety.
2. Confirmation. Except as expressly set forth herein, all of the terms and conditions of the Original Agreement shall remain unchanged and continue to be in full force and effect and are hereby ratified and confirmed by Lincolnway and Air Products.
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.
1

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
4. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the provisions set forth at Sections 21 and 25 or the Original Agreement as if set forth herein in full.
In Witness Whereof, Lincolnway and Air Products have executed this Amendment as of the Amendment Effective Date set forth above.

Lincolnway Energy, LLC By: /S/ Eric Hakmiller Name: Eric Hakmiller Title: President	Air Products and Chemicals, Inc. By: /S/ John C. Robinson Name: John C. Robinson Title: VP & GM, North

2

Amendment No. 2
(re: Carbon Dioxide Purchase and Sale Agreement)
This Amendment NO. 2 (the “Amendment”) is made as of 27 April 2020 (the “Amendment Effective Date”) by and between Lincolnway Energy, LLC (“Lincolnway”), and Air Products and Chemicals, Inc. (as successor to EPCO Carbon Dioxide Products, Inc., “Air Products”), to amend that Carbon Dioxide Purchase and Sale Agreement dated April 16, 2010 between Lincolnway and Air Products as amended on January 1, 2016 (the “Agreement”). Lincolnway and Air Products may collectively be referred to in this Amendment as the “Parties” or individually as a “Party”.
Whereas, Lincolnway and Air Products desire to amend the Agreement, as set forth in this Amendment.
Now, therefore, in consideration of the foregoing premises and the mutual agreements set forth in this Amendment and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lincolnway and Air Products agree as follows:
1.    Air Products agrees to pay to Lincolnway a temporary surcharge in the amount of $[*] per Shipped Ton during the period commencing on 10 April 2020 and ending on 15 May 2020; Shipped Tons shall exclude any Liquid CO2 originating from railcars stored at the Lincolnway site during such period.
2.    Confirmation: Except as expressly set forth herein, all of the terms and conditions of the Agreement and the Lease Agreement shall remain unchanged and continue to be in full force and effect and are hereby ratified and confirmed by Lincolnway and Air Products.
3.    Counterparts: This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
4.    Governing Law: This Amendment shall be governed by and construed and enforced in accordance with the provisions set forth the Agreement as if set forth herein in full.
In Witness Whereof, Lincolnway and Air Products have executed this Amendment as of the Amendment Effective Date set forth above.

Lincolnway Energy, LLC By: /S/ Seth Harden Name: Seth Harden Title: CEO Lincolnway Energy	Air Products and Chemicals, Inc. By: Name: Title:

* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.

Amendment No. 3
(re: Carbon Dioxide Purchase and Sale Agreement)
This Amendment NO. 3 (the “Amendment”) is made as of 29 July 2020 (the “Amendment Effective Date”) by and between Lincolnway Energy, LLC (“Lincolnway”), and Air Products and Chemicals, Inc. (as successor to EPCO Carbon Dioxide Products, Inc., “Air Products”), to amend that Carbon Dioxide Purchase and Sale Agreement dated April 16, 2010 between Lincolnway and Air Products as amended on January 1, 2016 and April 27, 2020 (the “Agreement”). Lincolnway and Air Products may collectively be referred to in this Amendment as the “Parties” or individually as a “Party”.
Whereas, Lincolnway and Air Products desire to amend the Agreement to modify the certain provisions, all upon the terms and conditions set forth in this Amendment.
Now, therefore, in consideration of the foregoing premises and the mutual agreements set forth in this Amendment and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lincolnway and Air Products agree as follows:
1.    Section 2(a) is hereby deleted in its entirety and replaced with the following:
“The initial term of the Agreement shall commence on the date of this Agreement and shall continue until July 31, 2025. The term shall continue thereafter for additional one-year renewal periods, unless either Party provides written notice of termination (which termination shall be effective as of the expiration of the initial term or any applicable one-year renewal term, as applicable) to the other Party at least twelve (12) months prior to the end of the term or any one-year renewal period.”
2.    The allowed downtime days in Section 3(a) shall be reduced from 15 days to 10 days. Accordingly, each instance where the number “15” appears in Section 3(a) shall be changed to the number “10”.
3.    Effective August 1, 2020, Section 3(b) shall be deleted in its entirety and replaced with the following:
“The purchase price payable by Air Products for the CO2 Gas provided by LINCOLNWAY, commencing August 1, 2020, shall be $[*] per Shipped Ton. The purchase price shall increase [*]% per year, starting August 1, 2021.”
4.    All references to “Margin Price” and “Actual Margin” included in the Agreement (including any schedules or attachments relating thereto) shall no longer be applicable and shall be disregarded.
5.    Effective August 1, 2020, the first sentence in Section 4(a) shall be deleted in its entirety and replaced with the following:
“Air Products will either take if tendered or pay if tendered but not taken, in each Contract Year, a minimum average of [*] Shipped Tons per day (the “Minimum Shipped Tons”).”
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.
1

6.    The EPCO notice information contained in Section 20 - Notices of the Agreement and in Section 11 of the Non-Exclusive CO2 Facility Site Lease Agreement attached to the Agreement as Exhibit A is hereby deleted and replaced with the following:
TO AIR PRODUCTS:     Air Products and Chemicals, Inc
7201 Hamilton Blvd.
Allentown, PA 18196
ATTN: North CO2 Business Manager
Phone: (610) 481-6049
Email:
7.    The following provision is added as a new Section 26 in the Agreement:
“26.    Exogenous Event.
(a)    Either party may seek to renegotiate the affected terms of this Agreement after the occurrence of an Exogenous Event, as defined and described below, if the total financial impact (positive or negative) of such event exceeds $[*] annually (the “Exogenous Events Adjustment Threshold”).
(i)    “State Initiated Change” shall mean any externally imposed changes (whether resulting from the adoption of new laws, regulations, or programs or the amendment of existing laws, regulations or programs) in (x) state or local law or regulatory mandates, or other precedents governing income, revenue, sales, or property or any new or amended regional, state or locally imposed fees (but excluding the effects of routine annual changes in municipal, county, and state property tax rates and revaluations), or (y) laws, regulations, precedents or programs governing RIN credits, carbon offsets, renewable fuel standards, low carbon fuel standards or similar programs, which externally proposed changes impose new obligations, duties, or undertakings, or remove existing obligations, duties, or undertakings, and which individually decrease or increase a party’s costs or revenue
(ii)    “Federally Initiated Change” shall mean any externally imposed changes (whether resulting from the adoption of new laws, regulations, or programs or the amendment of existing laws, regulations or programs) in (x) the federal tax rates, laws, regulations, or precedents governing income, revenue, or sales taxes or any changes in federally imposed fees, or (y) in the federal laws, regulations, or precedents or programs governing RIN credits, carbon offsets, renewable fuel standards, low carbon fuel standards or similar programs, which externally proposed changes impose new obligations, duties, or undertakings, or remove existing obligations, duties, or undertakings, and which individually decrease or increase a party’s costs or revenue.
(b)    The party seeking to renegotiate the affected terms of this Agreement in light of an Exogenous Event shall:
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.
2

(i)    Notify the other party in writing identifying the particular State Initiated Change or Federally Initiated Change that caused the increase or decrease in costs or revenues in excess of the Exogenous Events Rate Adjustment Threshold;
* Portion omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K (17 CFR § 229.601(b)(10)(iv)) because it is both not material and would likely cause competitive harm to the company if publicly disclosed.
3

(ii)    Provide specific and sufficient detail supporting each change, the Exogenous Event associated with each change, and how the change exceeds the Exogenous Events Adjustment Threshold; and
(iii)    Propose amendments to the Agreement to address the Exogenous Event.
The parties shall then negotiate in good faith to fairly allocate the increase or decrease in the party’s cost or revenue caused by the Exogenous Event. In the event that the parties are unable to reach agreement with respect to such allocation after thirty (30) days of good faith negotiations, then the party seeking to renegotiate the affected terms of this Agreement shall have the right to terminate the Agreement upon one hundred eighty (180) days’ written notice to the other party.”
2. Confirmation. Except as expressly set forth herein, all of the terms and conditions of the Agreement shall remain unchanged and continue to be in full force and effect and are hereby ratified and confirmed by Lincolnway and Air Products.
3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
4. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the provisions set forth the Original Agreement as if set forth herein in full.
In Witness Whereof, Lincolnway and Air Products have executed this Amendment as of the Amendment Effective Date set forth above.

Lincolnway Energy, LLC By: /S/ Seth Harder Name: Seth Harder Title: Chief Executive Officer	Air Products and Chemicals, Inc. By: /S/ Michael A. Pires Name: Michael A. Pires Title: VP & GM, North Region

4